Exhibit 2.3

AMENDMENT NO. 2 TO

AGREEMENT OF PURCHASE AND SALE

This Amendment No. 2 to Agreement of Purchase and Sale (this “Amendment”) is made and entered into effective as of May 31, 2007, by and among International Paper Company, a New York corporation (“Seller”), Verso Paper Investments LP, a Delaware limited partnership (“Parent”), and Verso Paper LLC, a Delaware limited liability company and an indirect, wholly-owned subsidiary of Parent (“Buyer”).

Introduction. Reference is made to the Agreement of Purchase and Sale dated as of June 4, 2006, as amended by Amendment No. 1 to Agreement of Purchase and Sale dated as of August 1, 2006 (collectively, the “Agreement”), among Seller, Parent (then named CMP Investments LP), and Buyer (then named CMP Holdings LLC). The parties desire to amend the Agreement as provided herein. Based on such premise, and for certain good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Amendment of Section 2.7(d). Section 2.7(d) of the Agreement is amended to read as follows:

(d) In the event that Buyer sells any Consigned Inventory, then within ten (10) Business Days following the end of each month in which sales of Consigned Inventory occurred, Buyer shall remit to Seller in cash an aggregate dollar amount equal to fifty-five percent (55%) of the net selling price (i.e., the gross selling price minus any and all discounts, commissions and rebates, and minus the cost of transportation, if paid by Buyer) of such Consigned Inventory. Such remittance shall be accompanied by a Consignment Report for such month.

2. Effect of Amendment. All of the terms and provisions of the Agreement shall remain in full force and effect as previously written except as expressly modified by this Amendment. In the event of any conflict between the terms and provisions set forth in this Amendment and the terms and provisions set forth in the Agreement, the terms and provisions set forth in this Amendment shall take precedence.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

INTERNATIONAL PAPER COMPANY		VERSO PAPER LLC

By:	/s/ C. Cato Ealy	By:	/s/ Robert P. Mundy
Name:	C. Cato Ealy	Name:	Robert P. Mundy
Title:	Senior Vice President	Title:	Senior Vice President and Chief Financial Officer

VERSO PAPER INVESTMENTS LP

By:	Verso Paper Investments Management LLC
General Partner

	By:	/s/ Scott M. Kleinman
	Name: Title:	Scott M. Kleinman Director